For the period ended 11/30/2011     Series 1,2,3,4,5,6,7,8,9,10,11,12
File No. 811-7852

Sub-Item 77Q1:  Exhibits
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 The Board of Trustees of the USAA Mutual Funds Trust, at a Board meeting held on November 29, 2011 approved the transfer of certain services and related agreements, including investment advisory, subadvisory, administrative, and other related services agreements currently provided by USAA Investment Management Company (IMCO) to an affiliated, newly created and registered investment adviser, USAA Asset Management Company(AMCO).

Effective on or about January 1, 2012, and contingent upon the substantially simultaneous corporate closing, AMCO will serve as the investment adviser to USAA Mutual Funds Trust, including each series of the Trust as listed below upon appropriate regulatory approval and will provide investment management services to the USAA affiliated investment portfolios. IMCO believes that the new structure will allow for a better alignment and more efficient delivery of investment advisory services. These changes will not result in a change of control at the adviser, and shareholders will continue to receive the services of the same quality and character from AMCO as they previously received from IMCO.


Florida Tax-Free Income Fund
Florida Tax-Free Money Market Fund
Tax Exempt Long-Term Fund
Tax Exempt Intermediate-Term Fund
Tax Exempt Short-Term Fund
Tax Exempt Money Market Fund
California Bond Fund
California Money Market Fund
New York Bond Fund
New York Money Market Fund
Virginia Bond Fund
Virginia Money Market Fund